[Logo]                                                              Exhibit 99.1


For Immediate Release

Contacts:

News Media:       Josh Howell                     Investors:        Julie Stangl
                  402/943-1309                                      303/926-3575
                           or
                  Steve Ingish
                  303/926-3363

                       OPEN LETTER TO LEVEL 3 STOCKHOLDERS

OMAHA, NEBRASKA, May 17, 1999 - The following open letter to stockholders was released today by James Q. Crowe, president and CEO of Level 3 Communications, Inc. (Nasdaq: LVLT):

Dear Level 3 Owner,

On May 19, I will begin a program of selling a total of about 9% of the approximately 11.3 million shares of Level 3 common stock that I currently own.

To that end, I have delivered one million of my Level 3 shares to a trustee, with irrevocable instructions to sell 4000 shares on each of the next 250 trading days until all of those shares are sold. The trustee will have no authority to expand, limit, or suspend such daily sales, which must be completed whether the stock price is higher or lower than it is today. I will retain no right to alter those instructions.

I suppose it is unusual for a CEO to disclose in advance that he intends to sell stock of the company which employs him. SEC regulations generally require certain corporate executives (sometimes referred to as "insiders") to provide notice after sales are made, not before. My reason for providing you with this information in advance is straightforward. I believe you, as owners of Level 3, are entitled to know whether the person you have hired to run your business intends to sell any of his ownership interest. And, if the answer is yes, you are entitled to know why.

I plan to sell this portion of my Level 3 shares to both repay debt which I incurred when I purchased Level 3 shares in the fall of 1997 and to provide some measure of financial diversification in my personal holdings. I think that I owe it to my family to take this step. I believe this program of limited, daily sales is a fair way to achieve a reasonable balance between prudence and a clear and substantial continuing financial commitment to the success of the company it is my privilege to lead.


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I have chosen the mechanism of pre-established sales in predetermined amounts to help reduce any concerns that I might be selling at times when I have information that you don't have. I hope that by announcing my plans in advance. I am making it clear that my decision isn't based on some positive or negative current event or circumstance.

After this sales program has been completed, I expect that the value of my retained Level 3 shares will continue to represent most of my personal holdings and will reflect my continued confidence in the prospects of our company.

Very truly yours,

/s/ James Q. Crowe

James Q. Crowe


About Level 3 Communications, Inc.
Level 3 Communications, Inc., is a communications and information services company that is building the first international network optimized for Internet Protocol technology. The Level 3 network combines local and long distance networks, connecting customers end to end across the U.S. and in Europe and Asia. The company expects to complete the U.S. intercity portion of the network during the first quarter of 2001. In the interim, Level 3 has leased a national network over which it began to offer services in the third quarter of 1998. Level 3 will provide a full range of communications services, including local, long distance, international and Internet services. Level 3's common stock is traded on The Nasdaq National Market (U.S.) under the symbol LVLT. Its World Wide Web address is www.Level3.com.

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